Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated and effective as of Novermber 30, 2015, is made by and between Hydrocarb Energy Corporation, a corporation duly formed and existing under the laws of the State of Nevada (the “Borrower”), and Shadow Tree Capital Management LLC, a limited liability company duly formed and existing under the laws of the State of Delaware, as agent  (in such capacity, together with its successors in such capacity, the “Agent”) for each of the Lenders (the Lenders”) from time to time party to that certain Amended and Restated Credit Agreement originally dated as of August 15, 2014 and amended and restated as of June 10, 2015 (the “Credit Agreement”) by and between the Borrower, Lenders and the Agent.

RECITALS

A.           The Borrower has proposed to amend the terms of the Credit Agreement to extend the Maturity Date of the Loans thereunder from November 30, 2015 to May 31, 2016 and to permit specified subordinated liens and a release from Lenders’ senior lien on the pledged stock of a specified subsidiary, and Agent and Lenders are willing to do so upon and subject to the terms set forth in this Amendment, including the provisions for additional fees, additional Stock Grant to Lenders, specified uses of proceeds from permitted financing activities to make payments on the Loans, and specified additional Events of Default, and other terms and conditions as set forth in this Amendment.

B.           On and subject to the terms and conditions contained herein, the Agent and the Lenders, in accordance with Section 14.02(a) of the Credit Agreement, are willing to so amend the provisions of the Credit Agreement and the Borrower is willing to accept the amended provisions of the Credit Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and for other good and valuable consideration (the receipt and sufficiency of which are hereby specifically acknowledged), the parties hereto hereby agree as follows:

1.	Definitions; Constitution; Interpretation.

(a)           Unless otherwise specifically defined herein, each capitalized term used herein (including in the preamble and Recitals hereof) that is defined in the Credit Agreement has the meaning ascribed thereto in the Credit Agreement.

(b)           This Amendment constitutes a part of the Credit Agreement and, as such, is included in the definition of Loan Document, and the terms of the Credit Agreement, as amended hereby, including the rule of construction set forth in Section 1.03 of the Credit Agreement, and the Governing Law, Jurisdiction and Consent to Service of Process provisions of Section 14.09 of the Credit Agreement, among other terms of the Credit Agreement, apply to and govern this Amendment, as this Amendment constitutes a part of the Credit Agreement.

2.           Amendment to the Term “Maturity Date” Set Forth in Section 1.02 of the Credit Agreement.  Section 1.02 of the Credit Agreement is hereby amended by replacing the existing text of the defined term “Maturity Date” with the following new text of such defined term:

“Maturity Date” means the earlier to occur of (i) May 31, 2016 or (ii) the date the Term Loan or the Additional Loan is accelerated pursuant to Section 11.02.

3.           Amendment to Section 4.05 of the Credit Agreement to Increase the Amount of the Exit Fee .  Section 4.05 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 4.05  Exit Fee.  In consideration for the Lenders’ (x) structuring and placement of the New Loan effective on the Restatement Effective Date, (y) forebearance, waivers and restructuring of the terms of the Term Loan effective on the Restatement Effective Date and (z) agreement to the terms set forth in this Amendment, including but not limited to the extension of the Maturity Date, the Borrower shall pay to the Lenders, in proportion to their Commitment Amounts, an Exit Fee (the “Exit Fee”) in the following amount:

(i) with respect to any portion of the outstanding principal amount of the Loans (such outstanding principal amount being, at the date of this Amendment, Five Million Twenty-One Thousand Eighty Six Dollars ($5,021,086)) that is paid on or before March 31, 2016, a Cash payment shall be due and owing as part of such repayment in an amount equal to eight percent (8%) of the portion of the principal amount of the Loans so repaid;

(ii) in the event that less than all Indebtedness is paid (full repayment) on or before March 31, 2016, then with respect to any portion of the principal amount that is paid after March 31, 2016, a Cash payment shall be due and owing as part of such repayment, and in any event shall be due and owing on the Maturity Date, equal to ten percent (10%) of the principal amount of the Loans that remain outstanding after March 31, 2016.

4.           Amendment to Section 9.18 of the Credit Agreement to Increase the Stock Grant Amount.  In consideration for the Lenders’ agreement to the terms set forth in this Amendment, including but not limited to the extension of the Maturity Date, and as a condition to the effectiveness of this Amendment, the Borrower shall, on or prior to the date of this Amendment, grant and issue an additional One Hundred Thousand (100,000) Common Shares to Lenders on the terms set forth in Section 9.18 of the Credit Agreement as amended hereby and on the terms set forth in the Stock Grant Agreement as amended by Amendment No. 2 to the Stock Grant Agreement referred to below.  To implement the foregoing, Section 9.18 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 9.18  Stock Grant.

(a)        As consideration for the making of the Loan by the Lenders, in the event any principal amount of the Loans or any accrued and unpaid fees hereunder or any other amounts payable under the Loan Documents are outstanding on such dates, the Borrower agrees to issue and convey to the Lenders unregistered Common Shares as follows (the “Stock Grant”):

i.     60,000 shares on the Effective Date;

ii.    32,500 shares on the Restatement Effective Date; and

iii.   100,000 shares on or before December 1, 2015.

Each such conveyance of Shares shall be apportioned among the Lenders in proportion to the relative size of each Lender’s Commitment Amount, after giving effect to any effective Assignment and Assumption, as reflected in an updated Annex I, with any rounding to be determined by the Agent.

(b)        The Stock Grant shall be subject to the terms and conditions set forth in the Stock Grant Agreement, entered into as of the Effective Date, as amended by Amendment No. 2 to the Stock Grant Agreement in the form of Exhibit HHH to the First Amendment to this Agreement.

5.           Agreements Related to Contemplated Release of Pledge of Shares of Hydrocarb Namibia Energy Corporation (Proprietary) Limited and Consent to Subordinated Lien on Specified GBE Assets.  Lenders hereby agree to (y) release the pledge of ordinary shares of Hydrocarb Namibia Energy Corporation (Proprietary) Limited (the “Namibia Pledged Shares”) and deliver possession of the Namibia Pledged Shares to Borrower (if doing so is required to implement the terms of the Qualified Financing referred to below) and (z) consent to Borrower’s grant of a second lien and security interest, that is fully subordinated to prior payment in full of the Indebtedness on terms satisfactory to Lenders, encumbering the “Mortgaged Property” and the “Collateral”, as each such term is defined in the Deed of Trust, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement with an effective date of August 15, 2014 entered into by GBE in favor of the Trustee named therein for the benefit of Agent (such “Mortgaged Property” and such “Collateral” being defined herein as the “Deed of Trust Mortgaged Property” and the “Deed of Trust Collateral”) (if doing so is required to implement the terms of the Qualified Financing referred to below), provided that the following conditions are met:

(i) Borrower shall receive a minimum of Four Million Dollars ($4,000,000) net proceeds from a subordinated debt financing, which subordinated debt financing is on terms acceptable to Lenders, which terms shall include being fully subordinated to prior payment in full of the Indebtedness on terms acceptable to Lenders, with the exception that such debt financing shall be permitted to have a first claim on the proceeds of a sale of the Namibia Pledged Shares and/or the assets of Hydrocarb Namibia Energy Corporation (Proprietary) Limited, and is secured by a pledge of the Namibia Pledged Shares and/or the grant of a second lien and security interest in the Deed of Trust Mortgaged Property and/or the Deed of Trust Collateral, which grant of a second lien and security interest is fully subordinated to prior payment in full of the Indebtedness on terms satisfactory to Lenders (a “Qualified Financing”); and

(ii) at a minimum, the greater of (y) Two Million Dollars ($2,000,000) and (z) forty percent (40%) of the foregoing net proceeds (such greater amount, the “Minimum Portion”) is funded at the closing of the Qualified Financing, by wire transfer of immediately available funds, to the account or accounts designated by Lenders, to be applied to repay principal of the Loans and/or pay expenses incurred by Agent and Lenders and payable by Borrower pursuant to Section 14.03 of the Credit Agreement (“Section 14.03 Expenses”).  To be clear, the payment of the portion of the Exit Fee that is due and owing in connection with the foregoing repayment of principal is separate from the repayment of principal, and shall not be included in any calculation for purposes of determining that the Minimum Portion has been funded and applied to repay principal of the Loans and/or Section 14.03 Expenses.

6.           Agreement Related to Potential Sale of Namibia Assets.  If Lenders have already released the pledge on the Namibia Pledged Shares in connection with a Qualified Financing, Lenders shall consent to the sale of the Namibia Pledged Shares and/or the sale of the assets of Hydrocarb Namibia Energy Corporation (Proprietary) Limited (a “Namibia Shares/Assets Sale”), provided that if the Namibia Shares/Assets Sale closes prior to the date when all of the Indebtedness has been paid in full, all net proceeds from such sale in excess of the amount required to repay Borrower’s indebtedness incurred in connection with the Qualified Financing shall be funded at the closing of such sale, by wire transfer of immediately available funds, to the account or accounts designated by Lenders, to be applied to repay principal of the Loans and/or pay Section 14.03 Expenses, up to the amount required to pay all of the Indebtedness in full.

7.           Agreement Related to Future Subordinated Debt Financing.  With respect to future subordinated debt financing raised by Borrower, the provisions of the Credit Agreement, including Section 10.02 (which prohibits such financing unless consented to by Lenders), 10.04, 10.08, 10.09 and 11.01(o) shall continue to apply without amendment, and Borrower also hereby agrees that a minimum of thirty-five percent (35%) of the net proceeds of such future fundings that close prior to the date when all Indebtedness has been paid in full shall be funded at the closing of each such unsecured subordinated debt financing, by wire transfer of immediately available funds, to the account or accounts designated by Lenders, to be applied to repay principal of the Loans and/or pay Section 14.03 Expenses.

8.           Amendment to Section 11.01 of the Credit Agreement to Provide for Additional Events of Default.  Section 11.01 of the Credit Agreement is hereby amended by adding the following new subsections (p), (q) and (r) at the end of Section 11.01(each being an additional Event of Default):

(p)           Borrower shall have failed to repay at least Two Million Dollars ($2,000,000) of the outstanding principal amount of the Loans on or before March 31, 2016.  For clarity, the parties hereby acknowledge that the outstanding principal amount of the Loans, at the date of this Amendment, is Five Million Twenty-One Thousand Eighty Six Dollars ($5,021,086), such that the foregoing Event of Default will exist if the outstanding principal amount of the Loans exceeds Three Million Twenty-One Thousand Eighty Six Dollars ($3,021,086) as of April 1, 2016.

(q)           The close-of-trading price of West Texas Intermediate Crude Oil on the New York Mercantile Exchange for the soonest reported monthly delivery date, as reported on Bloomberg.com (http://www.bloomberg.com/energy) or in the absence of such website reporting such pricing, as reported on/in another reputable website or publication or source, shall be below Thirty-Five Dollars ($35) per barrel for a period of ten consecutive Trading Days commencing after November 30, 2015, and at the end of such ten-consecutive-Trading-Day period the outstanding principal amount of the Loans exceeds Two Million Twenty-One Thousand Eighty Six Dollars ($2,021,086).  For purposes of this Section 11.01(q) and Section 11.01(r), “Trading Days” shall mean days on which the foregoing contracts for West Texas Intermediate Crude Oil are traded on the New York Mercantile Exchange.

(r)           The close-of-trading price of West Texas Intermediate Crude Oil on the New York Mercantile Exchange for the soonest reported monthly delivery date, as reported on Bloomberg.com (http://www.bloomberg.com/energy) or in the absence of such website reporting such pricing, as reported on/in another reputable website or publication or source, shall be below Thirty Dollars ($30) per barrel for a period of ten consecutive Trading Days commencing after November 30, 2015.

9.           Representations and Warranties.  The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a)        The execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any person in order to be effective and enforceable.

(b)           On and as of the date of this Amendment, all representations and warranties of the Borrower contained in the Credit Agreement and in each other Loan Document are true and correct in all material respects.

10.           General Provisions; Borrower’s Waiver and Release.

(a)           The parties hereto specifically acknowledge and agree that:  (i) the execution and delivery of this Amendment by the Borrower and Agent shall not be deemed to create a course of dealing or otherwise obligate the Agent or the Lenders to execute similar agreements under the same, similar or different circumstances in the future; and (ii) neither the Agent nor any Lender has any obligation to further amend provisions of the Credit Agreement or any of the other Loan Documents.

(b)           This Amendment shall be binding upon and inure to the benefit of the parties to the Credit Agreement and their respective successors and assigns.

(c)           This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.  Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by the other party thereto either in the form of an executed original or an executed original with digital signatures sent by electronic transmission with the same force and effect as the delivery of a hard copy original.

(d)           This Amendment supersedes all prior drafts and communications with respect hereto.  This Amendment may not be amended except in accordance with the provisions of the Credit Agreement.

(e)           Except as expressly amended pursuant hereto, the Credit Agreement and each of the other Loan Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed in all respects, and the Collateral described in the Loan Documents shall continue to secure the Indebtedness.

(f)           The Borrower hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against the Agent, the Lenders, or their respective parents, affiliates, predecessors, successors, or assigns, or their officers, directors, employees, attorneys, or representatives, with respect to the Indebtedness, and that if the Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against such Persons, whether known or unknown, at law or in equity, from the beginning of the world through the effective date of this Amendment and through the time of execution of this Amendment, all of them are hereby expressly WAIVED, and the Borrower hereby RELEASES such persons from any liability therefor.

[Signature Page to Follow.]

[Signature Page to First Amendment to Amended and Restated Credit Agreement.]

IN WITNESS WHEREOF, the parties hereto have as of the date first written above duly executed this First Amendment to Credit Agreement.

BORROWER:	HYDROCARB ENERGY CORPORATION

	By:	/s/ Kent Watts
Name: Kent Watts
Title: Executive Chairman

AGENT:	SHADOW TREE CAPITAL MANAGEMENT, LLC

	By:	/s/ Samuel Gradess
Name: Samuel Gradess
Title: Manager

LENDER:	SHADOW TREE FUNDING VEHICLE A—HYDROCARB LLC
	By:	Shadow Tree Capital Management LLC, its Investment Manager

	By:	/s/ Samuel Gradess
Name: Samuel Gradess
Title: Manager

LENDER:	QUINTIUM PRIVATE OPPORTUNITIES FUND, LP
	By:	Quintium Advisors, LLC, its Investment Manager

	By:	/s/ Peter Capobianco
Name: Peter Capobianco
Title: Associate